Exhibit 2(s)
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the following persons, whose signatures appear below, do hereby constitute and appoint Michael G. Clark, Paul H. Schubert and John Millette, with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director of DWS RREEF World Real Estate & Tactical Strategies Fund, Inc., this registration statement on Form N-2 (including any and all pre- and post-effective amendments thereto) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SIGNATURES	TITLE	DATE

/s/ Henry P. Becton, Jr. Henry P. Becton, Jr.	Director	May 24, 2007
/s/ Dawn-Marie Driscoll Dawn Marie-Driscoll	Director	May 17, 2007
/s/ Keith R. Fox Keith R. Fox	Director	May 17, 2007
/s/ Kenneth C. Froewiss Kenneth C. Froewiss	Director	May 17, 2007
/s/ Martin J. Gruber Martin J. Gruber	Director	May 17, 2007
/s/ Richard J. Herring Richard J. Herring	Director	May 17, 2007
/s/ Graham E. Jones Graham E. Jones	Director	May 17, 2007
/s/ Rebecca W. Rimel Rebecca W. Rimel	Director	May 17, 2007
/s/ Philip Saunders, Jr. Philip Saunders, Jr.	Director	May 17, 2007
/s/ Axel Schwarzer Axel Schwarzer	Director	May 17, 2007
/s/ William N. Searcy, Jr. William N. Searcy, Jr.	Director	May 18, 2007
/s/ Jean Gleason Stromberg Jean Gleason Stromberg	Director	May 17, 2007
/s/ Carl W. Vogt Carl W. Vogt	Director	May 18, 2007